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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors


We consent to the incorporation by reference in the registration statements (Registration No. 333-33949) on Form S-3 and (Registration No. 333-37299) on Form S-8 of Renal Care Group, Inc. of our report dated February 6, 1998 with respect to the combined balance sheets of STAT Dialysis Corporation and STAT Management Corporation and their related health care entities as of December 31, 1996 and 1995, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the years then ended, which report appears in the Form 8-K/A of Renal Care Group, Inc. dated December 8, 1997.



                           KPMG Peat Marwick LLP



Houston, Texas
[February 20, 1998]